Exhibit 99.1

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

Publicly-Held Company

NOTICE TO THE MARKET

Embratel Participações S.A. (“Embrapar”), in accordance with Instruction no. 358/02 of the Brazilian Securities Commission (“Comissão de Valores Mobiliários – CVM”), hereby informs the general public and its shareholders that its subsidiary, Empresa Brasileira de Telecomunicações S.A. – EMBRATEL, a corporation with its headquarters in the City and State of Rio de Janeiro, at Av. Presidente Vargas no. 1012, Centro, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under no. 33.350.486/0001-29, has decided to amend item 1.3.2 of the Notice of Offer to Purchase (“PO”), for the purchase of up to 100% (one hundred percent) of the preferred shares (other than the preferred shares held by Embrapar) issued by Net Serviços de Comunicação S.A., a publicly-held company headquartered in the City and State of São Paulo, at Rua Verbo Divino no. 1356, 1st floor, Chacara Santo Antonio, enrolled with the CNPJ/MF under no. 00.108.786/0001-65 (“NET”), published on August 20, 2010, to provide that the Shares Object of the Offer held by the controlling shareholder of NET be subject to the same proration criterion described in item 1.3.1 (ii) of the PO, in the event that shareholders holding more than 1/3 and less than 2/3 of the Outstanding Shares accept the Offer.

All other terms and conditions of the PO remain unchanged, including with regard to calculations of the number of Outstanding Shares, which will not include the Shares Object of the Offer held by the controlling shareholder of NET.

Therefore, and in view of the above, item 1.3.2 of the PO shall henceforth read as follows:

“1.3.2 The Shares Object of the Offer held by the controlling shareholder of NET shall be subject to the same proration criteria described in item 1.3.1 (ii) above. Therefore, in the event that the circumstances described in item 1.3.1(ii) occur and Net’s controlling shareholder has accepted the Offer, the Offeror will only acquire from NET’s controlling shareholder the same percentage of Shares Object of the Offer held by it as the percentage of the Shares Object of the Offer that the Offeror is authorized to purchase. The Outstanding Shares held by Net’s controlling shareholder, however, will not be taken into account in calculations of the Shares Object of the Offer for purposes of item 1.3.1.”

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the PO.

Rio de Janeiro, 31 August 2010

Embratel Participações S.A.

Isaac Berensztejn

Investor Relations Officer